Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information contact:
Wendy L. Simpson
Pam Kessler
(805) 981-8655

LTC TERMINATES SHARE REPURCHASE PLAN

WESTLAKE VILLAGE, CALIFORNIA, March 25, 2020 -- LTC Properties Inc. (NYSE: LTC), a real estate investment trust investing in seniors housing and health care properties, today announced that its Board of Directors has terminated the Company’s previously authorized stock repurchase plan in recognition of the uncertainties related to the evolving nature of COVID-19 and its impact on the current business environment.

LTC’s Board of Directors originally authorized the repurchase of an aggregate of up to 5,000,000 shares of the Company’s outstanding common stock. As of March 25, 2020, LTC had purchased 615,827 shares at an average price of $29.25 per share, including commissions, for a total investment of approximately $18 million.

“LTC’s Board has made the strategic decision to terminate the repurchase plan. We believe that the course for LTC now is to further increase our liquidity and help maintain our strong and flexible balance sheet. With a rising level of uncertainty in all aspects of corporate life, we believe it is prudent to enhance our already high level of conservatism. Additionally, increased financial flexibility and liquidity will allow LTC to complete and compete for accretive transactions when this crisis passes,” said Wendy Simpson, LTC’s CEO and President. “Now, more than ever, we have tremendous appreciation and respect for everyone who is on the front line ensuring that those most at risk are getting the best possible care. Our operating partners and their employees are selflessly working every day for the benefit of their patients and residents, and we have confidence that during this difficult time, our operators are prepared, focused and are courageously taking on the current challenge.”

About LTC Properties

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC holds more than 200 investments in 28 states with 30 operating partners. The portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com. To read LTC’s latest statement on COVID-19, please click here.

Forward-Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward-looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.